Exhibit 99.1

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, January 30, 2006

COACHMEN INDUSTRIES, INC. REPORTS 2005 RESULTS; SIGNIFICANT PROGRESS ON RECOVERY PLAN

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the fourth quarter and full year ended December 31, 2005.

Sales for the fourth quarter fell 25.2% to $140.0 million versus $187.2 million during the same period last year. For the full year, revenues decreased 12.5% to $702 million from $802 million in 2004.

In December, Coachmen completed the sale of All American Homes of Kansas, LLC, and during the fourth quarter of 2005 the Company reached an agreement to sell its Prodesign thermoformed plastics subsidiary. The Company has also identified several prospective buyers for its Miller Building Systems, Inc. subsidiary, and is currently in negotiations to finalize a sale. Consequently, the financial results for these three units have been classified as discontinued operations in the 2005 consolidated financial statements. Net loss from continuing operations in the quarter was $10.6 million, compared with net income from continuing operations of $1.7 million for the fourth quarter of 2004. For the year, net loss from continuing operations was $19.4 million, or $1.24 per share compared with net income of $14.3 million, or $0.92 last year.

As of December 31, 2005, the Company had cash of $2.8 million and shareholders’ equity of $193.8 million. Operating cash flow for the full year was $5.0 million compared with an operating cash outflow of $22.3 million in 2004. Capital expenditures in 2005 were $0.7 million for the fourth quarter and $5.7 million for the year. Depreciation was $1.9 million for the quarter and $8.6 million for the full year in 2005.

Recreational Vehicle Segment

The Company’s Recreational Vehicle Group reported sales of $97.2 million during the fourth quarter of 2005, down 27.1% from the $133.4 million reported for the comparable period last year. For the full year, RV segment sales decreased 12.1% to $522 million,

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

from $594 million in 2004. The RV Group had a fourth quarter pre-tax loss from continuing operations of $17.2 million compared with a pre-tax loss of $2.1 million for the year-ago quarter, and for the year, it had a pre-tax loss of $40.8 million compared with a pre-tax profit of $10.6 million in 2004.

Throughout 2005, the RV Group worked through an industry slowdown in retail activity and higher dealer inventories, in part related to falling consumer confidence and significantly higher fuel costs. For the year, RV Group wholesale unit shipments of all product types decreased by 11.9% in 2005 to 18,162 units. Shipments of motorized products fell 25.9% to 4,839 units, while shipments of non-motorized products decreased by just 5.4% to 13,323 units. Shipments of Travel Trailers increased 19.5% to 8,638 units due to the market success of its new 2006 models, as well as orders for temporary housing units in hurricane affected areas in the Gulf region. To date, Coachmen has received orders for approximately 3,500 “FEMA”-related units with a value of approximately $36 million, for production during the fourth quarter and continuing into the first quarter of 2006. At year-end, backlogs in dollars decreased to $80.3 million from $100.7 million last year, primarily due to softness in the more expensive motorized units. Backlogs in units more than doubled to 3,964 from 1,924 in 2004, primarily due to the increase of travel trailer orders. Total travel trailer backlog rose from 524 units at the end of 2004 to 2,857 units at the end of 2005, with approximately 80% of the backlog representing dealer retail demand rather than hurricane related orders.

The RV Group continued to enjoy market share growth of its motorized products. Through November, Coachmen’s overall Class A market share was up 10.7% to 7.9%, with Diesel Class A’s up 25.6% and Gas Class A’s up 7.4%. Class C market share was up 3.2% to 12.4% of the market. The Group continued to struggle with market share of its non-motorized products.

More than half of the RV Group’s pre-tax loss for the year is attributable to three factors: heavier retail and wholesale incentives of $5.9 million; the recall of defective camping trailer lift systems at a repair cost of $1.0 million, plus associated losses of sales and production; and defective material used in laminated sidewalls. The total estimated expense associated with this sidewall issue now stands at $14.3 million, primarily related to an estimated 1,200 units produced during the Fall of 2004 through late Spring, 2005. The Company is engaged in negotiations with the supplier of the sidewall material. If an adequate response is not received, the Company must consider the necessity of instituting litigation to recover these costs and other damages. In the meantime, a supply of an alternative material has been identified.

During the fourth quarter, the RV Group began to see favorable results from its Recovery Plan. Total discounts and incentives as a percentage of sales were reduced by a meaningful 18.6% versus prior periods, and capacity utilization was increased through the Georgie Boy Manufacturing transition to Middlebury and the consolidation of a number of operations. The daily unit output of the Group’s towable plants improved by 75% when compared with the first nine months of the year.

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Even though 2005 presented significant challenges for the RV Group, the long-term future of this business remains bright. The recent RV Consumer Demographic Profile published by the Dr. Richard Curtin of the University of Michigan indicates that RV ownership is at its highest level ever, with more than 7.9 million households currently owning an RV. Based on continuing demographic strength, Dr. Curtin has suggested that the RV Industry’s annual wholesale shipments could grow significantly over the next decade. With Coachmen’s strong portfolio of brands, its full range of product types and prices, and its national network of dealers, the Coachmen RV Group is well-positioned to capitalize on future growth in the Industry.

Housing and Building Segment

The Company’s Housing and Building Group reported sales of $42.8 million, down 20.5% from $53.8 million during the fourth quarter of 2004. For the full year, Housing Group sales decreased 13.6% to $180 million, from $209 million in 2004. The Housing Group generated a pre-tax loss from continuing operations of $2.2 million in the fourth quarter compared with a pretax profit of $2.6 million for the year-ago quarter, and for the year, it generated a pre-tax loss from continuing operations of $2.4 million compared with a pre-tax profit of $9.8 million in 2004. Wholesale unit shipments declined 27.2% from the prior year’s quarter, but backlogs rose 31.5% to $47.5 million, compared with $36.1 million at December 31, 2004.

The Group’s results were impacted by continuing weakness in its core Midwest housing market. The most recent statistics on housing starts from the U.S. Census Bureau showed a 23.8% decline in new single-family homes in the Midwest region for December, which is consistent with the challenges faced at the All American Homes operations in Ohio, Indiana and Iowa through much of the year. In contrast to the weakness in the Midwest, the Southern market has been performing well, where Census Bureau data showed a 4.3% increase in single-family housing starts in December and an 11.6% increase for the full year. Backlogs at 2005 year-end for the Housing Group’s North Carolina and Virginia operations have grown 31.8% and 22.7% respectively, compared with December 2004.

In support of the Group’s growing demand in the Atlantic and Southeastern states, the Group embarked on a 62,000 square-foot plant expansion of its Virginia operation, which will be completed in the first quarter of 2006. The Virginia facility has encountered production delays and capacity constraints amid surging order flow and backlogs since 2003. The new plant expansion is expected to increase annual production capacity by approximately 40%, with an anticipated 27% increase in sales for 2006.

In the fourth quarter, the Company’s All American Building Systems (AABS) commercial business unit secured contracts for a number of multi-family projects including a $16 million contract for three-story condominiums in Alabama and a $1.1 million contract for two-story condominiums in Florida. During the quarter, AABS completed an urban infill project in Detroit worth approximately $1.7 million, and a $3.5

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

million seniors condominium project in West Virginia was commenced with anticipated completion in early 2006. Initial deliveries of barracks for the $4.5 million military housing project at Fort Bliss, Texas were completed in December, with the remainder of the barracks scheduled for completion in the first quarter of 2006. AABS hopes to secure contracts for additional military housing projects during 2006.

The Group is also pursuing additional business with federal, state and local authorities to provide permanent replacement structures for areas affected by the recent series of hurricanes in the Gulf of Mexico. In the fourth quarter, the Housing and Building Group produced temporary offices, banks and temporary medical structures with a value of $3.1 million to aid in the initial reconstruction in those hurricane affected areas. In January, the Company began construction of a $4.1 million multi-family project located on the outskirts of New Orleans, representing the first permanent reconstruction project for All American Homes. The Company is also negotiating for a number of other permanent reconstruction projects involving both single-family and multi-family residential structures.

Intensive Recovery Plan

In conjunction with its Third Quarter Earnings Release, the Company announced its Intensive Recovery Plan, an aggressive series of actions designed to bring the Company to acceptable levels of performance. “As I commented previously, challenging business environments are a fact of life, and we must do a better job of managing through those challenges,” said Chairman and Chief Executive Officer Claire C. Skinner. “We have not been generating suitable returns for our shareholders and our Intensive Recovery Plan represents management’s total commitment to major improvements in all areas of our performance.”

Chairman Skinner continued, “Management is excited about our Intensive Recovery Plan (IRP), which faces up to mistakes of the past, as well as institutes corrective actions in our operations going forward. I am very pleased to report that we have made significant progress on all of the planned actions, and though some of these actions significantly penalized earnings in 2005, they will have immediate benefits for 2006 as well as the long-term.”

The previously announced closure of the All American Homes operation in Springfield, Tennessee is nearing completion. This action resulted in non-cash charges of approximately $1.9 million, of which $1.6 million were recorded in the third quarter, with the remainder occurring in the fourth quarter. During the prior three fiscal years, AAH-TN generated cumulative pre-tax losses of $3.4 million, with an additional pre-tax loss (excluding non-cash charges) of $3.1 million in 2005. This action should have no impact on revenues, as all existing builders in that region will continue to be served by the Company’s housing operations in Indiana, Ohio and North Carolina, but should improve profitability by eliminating the possibility of further losses at this location. The facility has been listed for sale, and management anticipates the final closure of the Tennessee facility to occur late in the first quarter.

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

In December the Company completed the sale of All American Homes of Kansas, LLC for gross proceeds of approximately $1.4 million, resulting in a pre-tax loss on the sale of approximately $1.1 million in the fourth quarter, in addition to the impairment charge of $1.6 million recorded in the third quarter, for a total non-cash loss of $2.7 million. During the prior three fiscal years, AAH-KS generated cumulative pre-tax losses of $2.1 million, with an additional pre-tax loss (excluding impairment charges and loss on sale) of $1.5 million in 2005. The results from All American Homes of Kansas, LLC have been reclassified as discontinued operations in the Company’s 2005 financial statements.

The Company is in the latter stages of negotiating the sale of Miller Building Systems, Inc. Management expects to close on the sale of Miller in early 2006. Since its acquisition, Miller has struggled through a deep downturn in the telecommunications market. During the prior three fiscal years, Miller incurred cumulative pre-tax losses of $10.7 million, though it appears to have turned the corner and posted modest operating profits (excluding impairment and other charges) of $0.4 million in 2005. As a result of this decision, an asset impairment charge of $4.3 million was recorded in the third quarter. In conjunction with the pending sale of Miller, the Company incurred an additional impairment charge for the subsidiary of approximately $3.6 million in the fourth quarter. Separately, the Company also completed the sale of Miller Building Systems’ former Bennington, Vermont plant, which resulted in a loss of approximately $0.3 million. Inclusive of this loss and other charges, Miller posted a pre-tax loss of $8.5 million for the full year. The results from Miller have been reclassified as discontinued operations in the Company’s 2005 financial statements.

In January, Coachmen completed the sale of its Prodesign thermoformed plastics subsidiary for proceeds of approximately $8.2 million. The results from Prodesign have been reclassified as discontinued operations in the Company’s 2005 financial statements.

Coachmen also made significant progress on the operating aspects of its Intensive Recovery Plan. In the fourth quarter, the Company completed the relocation of Georgie Boy Manufacturing (GBM), LLC from Edwardsburg, Michigan to a newer, more efficient motorhome production facility within its Middlebury, Indiana manufacturing complex. Production has commenced in the new facilities, and while the cost of the relocation was less than anticipated, the move negatively impacted fourth quarter profits by $1.3 million. Also in the fourth quarter, the Company appointed a new leader for the Georgie Boy unit. GBM will continue to control and focus on its independent product design, sales, and marketing efforts to ensure the continued strength of the GBM brand with consumers and its separate dealer body, while realizing operating and administrative synergies. This internal restructuring should result in improved operating efficiencies and capacity utilization within the RV Group, representing approximately $5 million in annual operational improvements beginning in 2006, with no anticipated decrease in revenues. The former GBM production facilities have been listed for sale.

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

In addition to all of the above actions, the Intensive Recovery Plan includes extensive actions designed to improve gross margins and reduce operating expenses. Since mid-year, over 14% of salaried positions have been eliminated, company-wide, which will result in annual savings of approximately $5.6 million in 2006. The Company has made a number of changes within corporate management to consolidate executive positions and reduce overhead.

In recognition that sales growth and market performance remain critical to full recovery, considerable resources continue to be deployed toward product development and innovation. The RV segment recently introduced a new Elite rear diesel motorhome from Sportscoach, a new Freelander Class C motorhome, newly redesigned fifth wheels in the Somerset and Chaparral lines from Coachmen RV, and a new Cruisemaster gas-powered motorhome from GBM.

At the National Home Builders Show in January, All American Homes showcased a finished 2,000 square-foot home from its new series designed for the 50+ market. The reception among builders attending the show was very positive, generating a 200% increase in builder leads over last year.

Management continues to focus on working capital reductions, particularly with regard to inventory levels, which have been reduced by over $31 million since June 2005. With regard to finished goods, during the second six months of the year, the RV Group reduced its finished goods inventory by $19.1 million, facilitating its ability to curtail discounts and other wholesale incentives. In the Housing and Building Segment, finished goods inventory was reduced by more than $4.1 million.

2006 Outlook

Chairman Skinner said, “We are certainly not pleased with our overall financial performance in 2005. At the same time, we know that a significant portion of the 2005 results represent the short-term cost of reshaping our Company so that we can deliver the performance our shareholders deserve and expect. We have submitted ourselves to a ruthlessly honest self-examination, and as a result, are correcting past mistakes, eliminating underperforming assets, and stripping out all unnecessary costs. At the same time, we are keenly focused on growth initiatives in both of our core businesses: recreational vehicles and systems-built housing. Our work is not completed, but we are well on our way to achieving our Intensive Recovery Plan.”

“In terms of our outlook for 2006,” Chairman Skinner continued, “we are still facing considerable weakness in the RV market, particularly with motorized products, as well as continued softness in our key Midwestern housing markets. Given the volatility and uncertainty surrounding our markets, rather than offer specific earnings guidance for 2006, we are instead providing the following comments regarding operating performance. Assuming essentially flat revenues from continuing operations from 2005 levels, or $710

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

- 750 million, we expect our gross profit margins to improve from 8.0% in 2005 to a range of 12% - 14% and operating expenses should decline from 13.1% of sales in 2005 to a range of 10% - 10.5% of sales. If our markets improve over conditions experienced in the latter part of 2005, including a return to our more typical mix of motorized products, we would look to outperform these levels.”

“In summary, 2005 was an important year of transition. We have reshaped our Company, to build upon the strong foundation established over the past 41 years. We have excellent products, dealers, builders, and employees, as well as a very sound balance sheet,” said Chairman Skinner. “Though the current markets are facing challenges in the short-term, we believe in the exciting long-term potential of the RV and Housing & Building markets we serve, and more importantly, we are confident in our ability to excel in our markets and deliver the returns our shareholders expect and deserve. This is our commitment, and as I have said before, we will not be deterred,” Chairman Skinner concluded.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

Jeffery A. Tryka, CFA
Director of Planning and Investor Relations
574-262-0123

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$139,977	$187,197	$702,425	$802,346

Gross Profit - $	3,338	23,805	55,960	112,826
Gross Profit - %	2.4%	12.7%	8.0%	14.1%

GS&A - $	22,219	22,149	91,876	94,168
GS&A - %	15.8%	11.8%	13.1%	11.7%

(Gain)/Loss on Sale of Property - $	133	(181)	913	(1,448)
(Gain)/Loss on Sale of Property - %	0.1%	(0.1)%	0.1%	(0.2)%

Operating Income (Loss) - $	(19,014)	1,837	(36,829)	20,106
Operating Income (Loss) - %	(13.6)%	1.0%	(5.2)%	2.5%

Other (Income)/Expense	85	(16)	525	(745)

Pre-Tax Profit (Loss) from Continuing - $ Operations	(19,099)	1,853	(37,354)	20,851
Pre-Tax Profit (Loss) from Continuing - % Operations	(13.6)%	1.0%	(5.3)%	2.6%

Tax Expense (Credit)	(8,527)	157	(17,994)	6,593

Net Income (Loss) from Continuing Operations	(10,572)	1,696	(19,360)	14,258

Income (Loss) from Discontinued Operations (net of taxes)	(2,956)	130	(6,370)	(659)
Gain (Loss) of Sale of Discontinued Operations (net of taxes)	(620)	1,735	(620)	1,735
Net Income (Loss)	(14,148)	3,561	(26,350)	15,334

Earnings (Loss) per share - Basic
Continuing Operations	(0.68)	0.11	(1.24)	0.92
Discontinued Operations	(0.23)	0.12	(0.45)	0.07
Net Earnings (Loss) per share	(0.91)	0.23	(1.69)	0.99

Earnings (Loss) per share - Diluted
Continuing Operations	(0.68)	0.11	(1.24)	0.92
Discontinued Operations	(0.23)	0.12	(0.45)	0.07
Net Earnings (Loss) per share	(0.91)	0.23	(1.69)	0.99

Weighted Average Shares Outstanding
Basic	15,569	15,511	15,551	15,483
Diluted	15,569	15,585	15,551	15,551

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$2,780	$14,992
Marketable securities	—	1,747
Accounts receivable	47,174	58,805
Inventories	121,304	136,088
Prepaid expenses and other	16,245	8,597
Deferred income taxes	11,421	6,014

Total Current Assets	198,924	226,243

Property, plant & equipment, net	67,581	82,351
Goodwill	17,383	18,132
Cash value of life insurance	28,880	25,162
Assets held for sale	291	60
Deferred income taxes	4,279	—
Other	5,478	5,775

Total Assets	$322,816	$357,723

	December 31, 2005	December 31, 2004
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
ST borrowings & current portion of LT debt	$14,499	$22,195
Accounts payable, trade	31,658	33,805
Floor plan notes payable	4,361	6,986
Accrued income taxes	533	2,479
Other accruals	54,856	39,466

Total Current Liabilities	105,907	104,931

Long-term debt	12,913	14,943
Deferred income taxes	—	3,512
Postretirement deferred comp benefits	10,182	9,724
Other	11	195

Total Liabilities	129,013	133,305

Shareholders’ Equity	193,803	224,418

Total Liabilities and Shareholders’ Equity	$322,816	$357,723

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004
Net income (loss)	$(26,350)	$15,334
Depreciation	8,554	9,402
Changes in current assets and liabilities	22,781	(47,058)

Net Cash Provided by/(Used in) Operations	4,985	(22,322)

Net Cash Used in Investing Activities	(4,419)	(9,773)

Net borrowings	(9,726)	43,715
Issuance of stock	636	714
Dividends	(3,756)	(3,750)
Other	68	—

Net Cash Provided by/(Used in) Financing Activities	(12,778)	40,679

Increase/(Decrease) in Cash and Cash Equivalents	(12,212)	8,584

Beginning of period cash and cash equivalents	14,992	6,408

End of Period Cash and Cash Equivalents	$2,780	$14,992

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Quarterly Segment Data

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales
Recreational Vehicle	$97,187	$133,398	$522,194	$593,754
Housing and Building	42,790	53,799	180,231	208,592

Total	$139,977	$187,197	$702,425	$802,346

Gross Profit
Recreational Vehicle	$(4,807)	$10,084	$15,307	$57,723
Housing and Building	8,145	13,742	40,653	54,923
Other	—	(21)	—	180

Total	$3,338	$23,805	$55,960	$112,826

Gross Profit Percentage
Recreational Vehicle	(4.9)%	7.6%	2.9%	9.7%
Housing and Building	19.0%	25.5%	22.6%	26.3%

Total	2.4%	12.7%	8.0%	14.1%

Operating Expenses
Recreational Vehicle	$12,022	$12,113	$55,049	$47,051
Housing and Building	10,474	11,203	43,335	45,530
Other	(144)	(1,348)	(5,595)	139

Total	$22,352	$21,968	$92,789	$92,720

Operating Expense Percentage
Recreational Vehicle	12.4%	9.1%	10.5%	7.9%
Housing and Building	24.5%	20.8%	24.0%	21.8%

Total	16.0%	11.7%	13.2%	11.6%

Operating Income/(Loss)
Recreational Vehicle	$(16,829)	$(2,029)	$(39,742)	$10,672
Housing and Building	(2,239)	2,539	(2,682)	9,393
Other	144	1,327	5,595	41

Total	$(19,014)	$1,837	$(36,829)	$20,106

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(17,219)	$(2,056)	$(40,760)	$10,628
Housing and Building	(2,238)	2,600	(2,403)	9,834
Other	358	1,309	5,809	389

Total	$(19,099)	$1,853	$(37,354)	$20,851

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005
Net Sales	$192,249	$190,031	$180,168	$139,977

Gross Profit - $	18,786	20,121	13,715	3,338
Gross Profit - %	9.8%	10.6%	7.6%	2.4%

GS&A - $	20,198	24,270	25,188	22,219
GS&A - %	10.5%	12.8%	14.0%	15.8%

(Gain)/Loss on Sale of Property - $	(3)	(37)	821	133
(Gain)/Loss on Sale of Property - %	(0.0)%	(0.0)%	0.5%	0.1%

Operating Income (Loss) - $	(1,409)	(4,112)	(12,294)	(19,014)
Operating Income (Loss) - %	(0.7)%	(2.2)%	(6.8)%	(13.6)%

Other (Income)/Expense	8	85	347	85

Pre-Tax Profit (Loss) from Continuing - $ Operations	(1,417)	(4,197)	(12,641)	(19,099)
Pre-Tax Profit (Loss) from Continuing - % Operations	(0.7)%	(2.2)%	(7.0)%	(13.6)%

Tax Expense/(Credit)	(464)	(2,537)	(6,466)	(8,527)

Net Income (Loss) from Continuing Operations	(953)	(1,660)	(6,175)	(10,572)

Income (Loss) from Discontinued Operations (net of taxes)	(433)	190	(3,171)	(2,956)
Gain (loss) on Sale of Discontinued Operations (net of taxes)	—	—	—	(620)
Net Income (Loss)	(1,386)	(1,470)	(9,346)	(14,148)

Earnings (Loss) per share - Basic
Continuing Operations	(0.06)	(0.10)	(0.40)	(0.68)
Discontinued Operations	(0.03)	0.01	(0.20)	(0.23)
Net Earnings (Loss) per share	(0.09)	(0.09)	(0.60)	(0.91)

Earnings (Loss) per share - Diluted
Continuing Operations	(0.06)	(0.10)	(0.40)	(0.68)
Discontinued Operations	(0.03)	0.01	(0.20)	(0.23)
Net Earnings (Loss) per share	(0.09)	(0.09)	(0.60)	(0.91)

Weighted Average Shares Outstanding
Basic	15,526	15,546	15,556	15,569
Diluted	15,526	15,546	15,556	15,569

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
Net Sales	$184,501	$215,783	$214,865	$187,197

Gross Profit - $	22,300	33,232	33,489	23,805
Gross Profit - %	12.1%	15.4%	15.6%	12.7%

GS&A - $	22,038	24,892	25,089	22,149
GS&A - %	11.9%	11.5%	11.7%	11.8%

Gain on Sale of Property - $	(1,011)	(69)	(187)	(181)
Gain on Sale of Property - %	(0.5)%	(0.0)%	(0.1)%	(0.1)%

Operating Income - $	1,273	8,409	8,587	1,837
Operating Income - %	0.7%	3.9%	4.0%	1.0%

Other (Income)/Expense	(452)	19	(296)	(16)

Pre-Tax Profit from Continuing Operations - $	1,725	8,390	8,883	1,853
Pre-Tax Profit from Continuing Operations - %	0.9%	3.9%	4.1%	1.0%

Tax Expense	586	2,810	3,040	157

Net Income from Continuing Operations	1,139	5,580	5,843	1,696

Income (Loss) from Operations of Discontinued Entity (net of taxes)	(498)	(389)	98	130
Gain on Sale of Discontinued Operations (net of taxes)	—	—	—	1,735
Net Income	641	5,191	5,941	3,561

Earnings (Loss) per share - Basic
Continuing Operations	0.07	0.36	0.38	0.11
Discontinued Operation	(0.03)	(0.02)	0.01	0.12
Net Earnings (Loss) per share	0.04	0.34	0.38	0.23

Earnings (Loss) per share - Diluted
Continuing Operations	0.07	0.36	0.38	0.11
Discontinued Operation	(0.03)	(0.02)	0.01	0.12
Net Earnings (Loss) per share	0.04	0.34	0.38	0.23

Weighted Average Shares Outstanding
Basic	15,459	15,468	15,479	15,511
Diluted	15,555	15,542	15,544	15,590

- MORE -

Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Historical Quarterly Segment Data

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005
Sales
Recreational Vehicle	$153,695	$141,437	$129,875	$97,187
Housing and Building	38,554	48,594	50,293	42,790

Total	$192,249	$190,031	$180,168	$139,977

Gross Profit
Recreational Vehicle	$11,154	$7,550	$1,410	$(4,807)
Housing and Building	7,564	12,639	12,305	8,145
Other	68	(68)	—	—

Total	$18,786	$20,121	$13,715	$3,338

Gross Margin Percentage
Recreational Vehicle	7.3%	5.3%	1.1%	(4.9)%
Housing and Building	19.6%	26.0%	24.5%	19.0%

Total	9.8%	10.6%	7.6%	2.4%

Operating Expense
Recreational Vehicle	$12,853	$13,597	$16,577	$12,022
Housing and Building	10,705	10,835	11,321	10,474
Other	(3,363)	(199)	(1,889)	(144)

Total	$20,195	$24,233	$26,009	$22,352

Operating Expense Percentage
Recreational Vehicle	8.4%	9.6%	12.8%	12.4%
Housing and Building	27.8%	%22.3%	22.5%	24.5%

Total	10.5%	12.8%	14.4%	16.0%

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(1,863)	$(6,198)	$(15,480)	$(17,219)
Housing and Building	(3,031)	1,793	1,073	(2,238)
Other	3,477	208	1,766	358

Total	$(1,417)	$(4,197)	$(12,641)	$(19,099)

- MORE -

Coachmen Industries, Inc. Announces Fourth Quarter Results

January 30, 2006

Coachmen Industries, Inc.

Historical Quarterly Segment Data

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
Sales
Recreational Vehicle	$146,776	$158,968	$154,612	$133,398
Housing and Building	37,725	56,815	60,253	53,799

Total	$184,501	$215,783	$214,865	$187,197

Gross Profit
Recreational Vehicle	$13,367	$17,499	$16,772	$10,084
Housing and Building	8,900	15,564	16,717	13,742
Other	33	169	—	(21)

Total	$22,300	$33,232	$33,489	$23,805

Gross Margin Percentage
Recreational Vehicle	9.1%	11.0%	10.8%	7.6%
Housing and Building	23.6%	27.4%	27.7%	25.5%

Total	12.1%	15.4%	15.6%	12.7%

Operating Expense
Recreational Vehicle	$10,199	$12,135	$12,604	$12,113
Housing and Building	10,356	11,622	12,349	11,203
Other	472	1,066	(51)	(1,348)

Total	$21,027	$24,823	$24,902	$21,968

Operating Expense Percentage
Recreational Vehicle	6.9%	7.6%	8.2%	9.1%
Housing and Building	27.5%	20.5%	20.5%	20.8%

Total	11.4%	11.5%	11.6%	11.7%

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$3,164	$5,357	$4,163	$(2,056)
Housing and Building	(1,398)	3,970	4,661	2,600
Other	(41)	(937)	59	1,309

Total	$1,725	$8,390	$8, 883	$1,853

- END -